Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

April 1, 2014

JGWPT Holdings Inc.

201 King of Prussia Road

Radnor, Pennsylvania 19087-5148

Re:	JGWPT Holdings Inc. Registration Statement on Form S-1 (File No. 333-193476)

Ladies and Gentlemen:

We have acted as special counsel to JGWPT Holdings Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-193476) filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2014 under the Securities Act of 1933, as amended (the “Act”), amended by Amendment No. 1 thereto filed with the Commission on February 5, 2014 and Amendment No. 2 thereto filed with the Commission on April 1, 2014 (such Registration Statement, as so amended, being hereafter referred to as the “Registration Statement”). The Registration Statement relates to (i) the issuance by the Company of up to 1,707,438 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), upon exchanges by certain holders (the “Common Interestholders”) of an equivalent number of common membership interests (“Common Interests”) in JGWPT Holdings, LLC (the “Operating Company”), pursuant to and in accordance with the provisions of the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of November 13, 2013 (the “Operating Agreement”), and (ii) the sale by the Common Interestholders of up to all of the Shares.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

JGWPT Holdings Inc.

April 1, 2014

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect; (c) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (d) certain resolutions of the Board of Directors of the Company relating to the entry into the Operating Agreement and the issuance of shares of Class A Common Stock upon exchange by holders of Common Interests and related matters; and (e) the Operating Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

JGWPT Holdings Inc.

April 1, 2014

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Company, and when the Registration Statement, as finally amended, has become effective under the Act and the Shares are issued to the Common Interestholders in accordance with the Operating Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP